Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is hereby made effective on June 5, 2006 (“Effective Date”) between the United States Government, Department of Defense, Defense Contract Management Agency, acting by and through the Divisional Administrative Contracting Officer executing this Agreement, (hereinafter “the Government” or “DACO”), and United Technologies Corporation, acting by and through its Pratt & Whitney division (hereinafter “UTC,” “Pratt” or “the Company”).

WHEREAS, the Company has entered into a series of agreements with foreign firms relating to development and manufacture of jet engines and spare parts for commercial engine programs such as the PW2000, PW4000, JT8D, PW6000, GP7000 and V-2500, referred to as “Collaboration Agreements;” and

WHEREAS, the Company and the Government (jointly “Parties”) have entered into Contract No. F33657-84-C-2263 and other government contracts subject to the Cost Accounting Standards (“CAS”); and

WHEREAS, Contracting Officers James F. Swift, William Morrow, and Alan R. Tinti, respectively, have issued a Final Finding of Noncompliance dated January 24, 1992, and Final Decisions dated December 2, 1996, and November 24, 2003 (collectively the “Final Decisions”), concluding that Pratt’s accounting treatment of Collaboration Agreements did not comply with CAS 410, 418, and 420 and, in the 2003 Final Decision, have demanded payment of $754,682,978 covering the alleged total cost impact to government contracts through 2002 plus statutory interest for the period 1984 through 2001, such decisions and claims having been extended to assert that the period of the CAS noncompliance extended through December 31, 2004 and that the Government is entitled to interest accruing to the Effective Date (collectively “Government Claim”); and

WHEREAS, the Company appealed from the Final Decisions, which appeals were filed with respect to Contract No. F33657-84-C-2263 and other CAS-covered contracts and are now pending before the Armed Services Board of Contract Appeals and docketed as ASBCA Nos. 47416, 50453, and 54512; and

WHEREAS, on May 24, 2004, the Company submitted its cost impact proposal respecting the CAS non-compliances asserted in the Final Decisions and at issue in ASBCA Nos. 47416, 50453, and 54512; and

WHEREAS on July 27, 2004, the Company noticed an appeal alleging a deemed denial of the cost impact component of its May 24, 2004 submission to the DACO and that appeal was docketed as ASBCA No. 54692 (together with the ASBCA Nos. 47416, 50453, and 54512, hereinafter “the Appeals”); and

WHEREAS, with respect to various final negotiated indirect cost rates and forward pricing rate agreements, the Government and Pratt have entered into a series of savings agreements that, among other things, contain provisions preserving both parties’ rights to reopen such rate agreements depending on the outcome of the Appeals (hereinafter the “Savings Agreement Collaboration Provisions”); and

WHEREAS, effective January 1, 2005 and forward, Pratt changed its U.S. Government contract cost accounting practices for commercial Collaboration Agreements; and

WHEREAS, the undersigned DACO is authorized under relevant law and regulations and any applicable delegations of authority to resolve on behalf of the Government all disputes, claims, issues, and disagreements relating to the Final Decisions, the Government Claim, the Appeals, and the Savings Agreement Collaboration Provisions; and

WHEREAS, the Parties have determined that it is in their best interests to settle all matters in dispute under the Final Decisions, the Government Claim, the Appeals, and the Savings Agreement Collaboration Provisions:

NOW, THEREFORE, in consideration of the premises above stated, mutual promises and agreements of the Parties hereto, each to the other, and other valuable consideration, the parties, intending to be legally bound, hereby agree as follows:

1. Within five (5) business days of the Effective Date the parties will jointly move to dismiss the Appeals with prejudice, subject to reinstatement after the granting of such motion should the provisions of this Agreement not be met.

2. In full and final Settlement of the Final Decisions, Government Claim, the Savings Agreement Collaboration Issues, and the Appeals, Pratt agrees to pay the Government $283,000,000, (“Settlement

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Amount”), said amount consisting of $173,700,000 of principal and $109,300,000 of interest through the Effective Date. Pratt shall make payment in accordance with the schedule set forth below:

Within thirty (30) days of the Effective Date, Pratt shall pay: $30,000,000.

By December 31, 2006, Pratt shall pay: the remaining principal and accrued interest

The proceeds of the first payment under the above schedule shall be applied first to the interest portion of the $283,000,000 settlement amount and thereafter will be applied to reduce the principal portion of the settlement amount. Interest shall continue to accrue on the unpaid principal portion of the settlement amount at the rate prescribed under section 6621(a)(2) of the Internal Revenue Code of 1986, as amended (26 U.S.C. 6621(a)(2)) until the settlement amount is paid in full.1 Pratt may at its option and at any time prepay all or any part of the remaining principal and accrued interest. Such payments shall also be applied first to interest and thereafter to the reduction of principal.

3. The parties agree that UTC’s payments under the schedule stated in paragraph 2 fully and finally resolve the Final Decisions and the Government Claim, and that, accordingly, neither party will exercise its rights under the Savings Agreement Collaboration Provisions;

4. Upon receipt of the full Settlement Amount in accordance with paragraph 2 of this Agreement, the Government to the extent permitted by law hereby fully and forever, permanently and unconditionally, releases, extinguishes and discharges the Company and its past, present and future parents, subsidiaries, affiliates, predecessors, successors and assigns, and their directors, officers, employees, shareholders, agents, representatives, attorneys, heirs, executors, administrators, predecessors, successors and assigns, of and from any and all claims, disputes, demands, interest and damages of whatever kind, asserted or unasserted, known or unknown arising out of or relating in any way to the issues addressed in the Final Decisions, the Government Claim, the Appeals, the Savings Agreement Collaboration Provisions, including not only claims actually asserted but those that could have been asserted in the Final Decisions, Government Claim and the Appeals with respect to Pratt’s U.S. Government contract cost accounting treatment of Collaboration Agreements.

5. Simultaneously with the Government’s release of Pratt, Pratt similarly fully and forever, permanently and unconditionally releases, extinguishes and discharges the Government, its officers, agents and employees of and from any and all civil liabilities, obligations, claims, appeals, demands, interest and damages of any kind, whether known or unknown, asserted or unasserted, administrative or judicial, legal or equitable arising under or related in any way to the Appeals (ASBCA Nos. 47416, 50453, 54512 and 54692 under Contract Nos. F33657-84-C-2263 et al), including not only claims actually asserted by Pratt but also those that could have been asserted by Pratt in said Appeals with respect to Pratt’s U.S. Government contract cost accounting treatment of Collaboration Agreements.

6. The parties hereto expressly recognize that this Settlement Agreement is entered into in accord and satisfaction of contested matters, as described above, and that the agreements described above do not represent an admission of liability or responsibility on the part of the Company or the Government.

7. This Settlement Agreement shall extend to and be binding upon the parties hereto and their respective agents, successors, and assigns.

8. Any disagreement or dispute that relates to this Settlement Agreement shall be a dispute under the Contract Disputes Act of 1978, Pub. L. No. 95-563, 41 U.S.C. 601-613.

9. Pratt agrees that the costs of defending and appealing the Government claims asserted in the Final Decisions of January 24, 1992, December 2, 1996, November 24, 2003, and the alleged deemed denial that is the subject of ASBCA No. 54692 and the costs of prosecuting any counterclaims brought incident to the Appeals are unallowable under FAR 31.205-47(f)(1).

10. This Agreement is the entire agreement between the Parties, and supercedes any prior agreements, whether oral or written, relating to the subject matter hereof. This Agreement may not be altered, amended, modified, or otherwise changed except by a writing duly executed by both Parties.

[1]	For example, since the rate prescribed by the Secretary of the Treasury under Section 6621(a)(2) for the second quarter of 2006 is 7%, Pratt would be liable for a daily interest accrual of $33,312.33 through June 30, 2006. After June 30, 2006, this daily interest accrual will change as the principal balance is reduced and/or the interest rate established pursuant to Section 6621(a)(2) is changed.

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IN WITNESS WHEREOF, the parties hereto, by and through their duly authorized representatives, have executed this Settlement Agreement in two (2) counterparts, each of which shall be deemed an original.

United States Government, Department of Defense	Pratt & Whitney Division, United Technologies Corporation

/s/ Eileen Ennis	/s/ Donald E. Nichols
Eileen Ennis	Donald E. Nichols

Divisional Administrative Contracting Officer APO Pratt & Whitney	Controller, Military Engines

Dated: 6/5/06	Dated: 6/5/06

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